Exhibit 99.1

FOR IMMEDIATE RELEASE

WMI HOLDINGS ANNOUNCES COMPLETION OF PRIVATE OFFERING OF 600,000

SHARES OF 3.00% SERIES B CONVERTIBLE PREFERRED STOCK

Net Proceeds Will be Used to Explore and Fund Acquisitions

SEATTLE, Wash. – January 5, 2015 – WMI Holdings Corp. (OTC: WMIH) (“WMI Holdings” or the “Company”) today announced the completion of its private offering (the “Offering”) of 600,000 shares, liquidation preference $1,000 per share, of a newly created series of convertible preferred stock designated as 3.00% Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Net proceeds of the Offering are approximately $568.7 million after payment of all offering fees and expenses (including fees contingent upon future events) and will be used to explore and fund, in whole or in part, acquisitions, whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence and financial advisor fees and expenses.

The Series B Preferred Stock will bear dividends, on a cumulative basis, when, as and if declared by the Company’s board of directors at an annual rate of 3.00%. All or a portion of the shares of the Series B Preferred Stock, depending on the circumstances, will be mandatorily converted into the Company’s common stock upon the satisfaction of the conversion contingency. Shares of Series B Preferred Stock that have not been converted or repurchased prior to the mandatory redemption date will be redeemed on the mandatory redemption date.

The Series B Preferred Stock was offered to qualified institutional buyers (as defined under the Securities Act of 1933, as amended (the “Securities Act”)) in accordance with Rule 144A under of the Securities Act.

The Series B Preferred Stock and the shares of the Company’s common stock issuable upon mandatory conversion of the Series B Preferred Stock have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Affiliates of KKR & Co. L.P. (“KKR”), which made a previously announced strategic investment in the Company in December 2013, purchased 200,000 shares of the Series B Preferred Stock in the Offering.

Michael Willingham, Chairman of WMI Holdings said, “The completion of the offering of Series B Preferred Stock provides WMI Holdings significant capital to execute on its acquisition strategies. With this capital, we intend to continue to pursue opportunities for acquisitions of companies with operations that are complemented by the experience and expertise of our board and management team.”

Tagar Olson, Member and Head of KKR’s Financial Services team, stated, “We are pleased to participate in the offering and invest additional capital in WMI Holdings, as we continue to see opportunities for the Company to grow and diversify its platform. Having partnered with the Company for over a year, we believe that WMI Holdings is well positioned as an acquiror and we believe it is capable of leveraging its resources to drive value as it executes on its acquisition strategy.”

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to sell or buy any securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the securities have been made only by means of a private offering memorandum.

About WMI Holdings

WMI Holdings, formerly Washington Mutual, Inc., consists primarily of WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly owned subsidiary of the Company that is domiciled in Hawaii. The Company’s primary business is a legacy reinsurance business that is currently operated in runoff mode by WMMRC.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Some of these risks are identified and discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and Current Report on Form 8-K filed on December 19, 2014. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and we do not undertake to update any forward-looking statement, except as required by law.

Contact

Andrew Siegel / Jed Repko / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449